Exhibit 3.1

CARGURUS, INC.

CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CarGurus, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.
That the name of this corporation is CarGurus, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on June 26, 2015.
2.
That the corporation filed a Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 12, 2017 (the “Restated Certificate of Incorporation”).
3.
That the Board of Directors of this corporation duly adopted resolutions setting forth a proposed amendment (the “Certificate of Amendment”) to the Restated Certificate of Incorporation, declaring the Certificate of Amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the approval of the stockholders therefor at a meeting of the stockholders, which resolutions setting forth such proposed amendment are as follows.

RESOLVED, that the Restated Certificate of Incorporation is hereby amended by amending and restating Article NINTH thereof in its entirety as follows:

NINTH: To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or hereafter may be amended.

If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the General Corporation Law or any such other law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer, as applicable, occurring prior to, such repeal or modification.

4.
This Certificate of Amendment has been duly approved by the Board of Directors of this corporation in accordance with Section 242 of the General Corporation Law.
5.
This Certificate of Amendment has been duly approved by the required vote of the stockholders of this corporation in accordance with Sections 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by its duly authorized officer, this 5th day of June, 2024.

CARGURUS, INC.

By: /s/ Jason Trevisan

Name: Jason Trevisan

Title: Chief Executive Officer

Signature Page to
Certificate OF Amendment